UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2024

Velo3D, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39757	98-1556965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2710 Lakeview Court,
Fremont,	California	94538
(Address of principal executive offices)		(Zip Code)

(408) 610-3915

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	VLD	New York Stock Exchange
Warrants to purchase one share of common stock, each at an exercise price of $402.50 per share	VLD WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 12, 2024, Velo3D, Inc. (the “Company”) entered into a warrant inducement (the “Inducement Agreement”) with certain warrant holders (the “Warrant Holders”) which references the warrants (the “Existing Warrants”) registered for sale under the registration statement on Form S-3 (file No. 333-268346) (the “Registration Statements”) in the amount of 742,857 warrants to purchase shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”).

Pursuant to the Inducement Agreement, the holders of the Existing Warrants agreed to reduce the exercise price of their Existing Warrants totaling 742,857, from $19.78 per share to $2.28 per share. Additionally, the Company agreed to issue registered warrants with an exercise price of $2.28 per share to purchase 1,485,714 shares of Common Stock (the “New Warrants”), pursuant to a warrant agreement (the “New Warrant Agreement”).

The transactions contemplated by the Inducement Agreement and the New Warrant Agreement are expected to close on or around August 13, 2024. If exercised in full, the Company will receive aggregate gross proceeds up to approximately $1,620,000, before deducting expenses payable by the Company.

If and to the extent the Existing Warrants are exercised, the Company expects to use the net proceeds from these transactions for working capital and other general corporate purposes.

Terms of the New Warrants

The New Warrants will have an exercise price of $2.28 per share and will be exercisable on and after the date of issuance.

The New Warrants will expire on the five (5) year anniversary of their initial exercise date. If at the time of exercise there is no effective registration statement registering the New Warrants, or the prospectus contained therein is not available for the issuance of the New Warrants to the holder or the resale of the New Warrants by the holder, then the New Warrants may also be exercised, in whole or in part, at such time by means of a “cashless exercise”.

The exercise price and the number of shares of Common Stock issuable upon exercise of each New Warrant are subject to certain adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. In the event of a fundamental transaction, as described in the New Warrant Agreement, the holders of the New Warrants will be entitled to receive upon exercise of the New Warrants the, from the Company or any successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value (as defined in the New Warrant Agreement) of the unexercised portion of the New Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction; provided, further, that if holders of Common Stock of the Company are not offered or paid any consideration in such fundamental transaction, such holders of Common Stock will be deemed to have received common stock/shares of the successor entity (which entity may be the Company following such fundamental transaction) in such fundamental transaction.

The New Warrants described above and the underlying shares of Common Stock were offered pursuant to the Registration Statement on Form S-3 (File No. 333-268346), which was declared effective by the Securities and Exchange Commission on November 21, 2022.

The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a holder prior to the issuance of any New Warrants, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the New Warrant.

The foregoing descriptions of each of the Inducement Agreement and the New Warrant Agreement do not purport to be complete and are each qualified in their entirety by reference to the full text of the forms of the Inducement Agreement and the New Warrant, copies of which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Form of New Warrant
10.1	Form of Warrant Inducement Agreement by and between Velo 3D, Inc.. and Holder(s)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Velo3D, Inc.

Date:	August 13, 2024	By:	/s/ Bradley Kreger
		Name:	Bradley Kreger
		Title:	Chief Executive Officer